As filed with the U.S. Securities and Exchange Commission on May 20, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VALLEY NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

New Jersey		22-2477875
(State or other jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

One Penn Plaza
New York, NY 10119
Telephone: (973) 305-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________
Gary G. Michael
Executive Vice President, General Counsel & Corporate Secretary
70 Speedwell Avenue
Morristown, New Jersey 07960
Telephone: (973) 305-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________
Copies to:
Ellen S. Knarr
Gretchen Blauvelt-Marquez
Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
Telephone: (973) 966-6300
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐	Smaller reporting company	☐

Non-accelerated filer	☐			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ❑

PROSPECTUS
VALLEY NATIONAL BANCORP
Up to 72,861,862 Shares of Common Stock
This prospectus relates to the resale from time to time, in one or more transactions, of up to 72,861,862 shares of common stock, no par value (the “common stock”), of Valley National Bancorp (“Valley,” “we,” “us,” “our” or the “Company”) held by the selling shareholder identified in this prospectus. As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the “selling shareholder” refer to the selling shareholder identified in this prospectus and its permitted transferees, pledgees, assignees, transferees, donees, and successors-in-interest and any other person named as a selling shareholder in any applicable prospectus supplement. The registration of the shares of common stock to which this prospectus relates does not require the selling shareholder to sell any of the shares of common stock it owns.
On April 1, 2022, we completed our acquisition of Bank Leumi Le-Israel Corporation, a New York corporation (“Leumi USA” and such acquisition, the “Leumi USA acquisition”). To effect the Leumi USA acquisition, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Leumi USA and Volcano Merger Sub Corporation, a New York corporation and a subsidiary of Valley (“Merger Sub”), pursuant to which, among other things, we issued shares of our common stock to the holders of Leumi USA common stock in a private transaction, and we agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a shelf registration statement to provide for the public resale of the shares of our common stock issued pursuant to the merger agreement, other than such shares beneficially owned by Bank Leumi Le-Israel B.M., an Israeli corporation (“BLITA”). In connection with the Leumi USA acquisition and as contemplated by the merger agreement, on April 1, 2022, we entered into an Investor Rights Agreement with BLITA (the “investor rights agreement”), pursuant to which, we agreed, among other things and on the terms and subject to the conditions set forth therein, to file with the SEC a shelf registration statement to provide for the public resale of certain shares of our common stock beneficially owned by BLITA that qualify as registrable securities under the investor rights agreement. This prospectus forms a part of a registration statement filed by us to fulfill our obligations under the merger agreement and the investor rights agreement.
The selling shareholder identified in this prospectus or a supplement hereto may offer and sell shares of our common stock, as described in this prospectus, from time to time as the selling shareholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 15 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. For more information regarding the offer and sale of shares of our common stock by the selling shareholder pursuant to this prospectus, please read “Plan of Distribution.” To the extent required by applicable law or regulation, the number of shares of our common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any underwriter, agent or dealer and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. We have agreed to pay certain expenses relating to registering such shares, subject to the terms of the merger agreement and investor rights agreement. Pursuant to the terms of the merger agreement and investor rights agreement, we will not be responsible for any underwriters’, brokers’ or dealers’ discounts or commissions or transfer taxes, if any, relating to the sale of shares by the selling shareholder, or any underwriters’, brokers’ or dealers’ expenses, including road show and travel expenses, or any legal fees or expenses for the selling shareholder.
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “VLY.” The last reported sale price of our common stock on May 19, 2025 was $9.05 per share.
Investing in our common stock involves risks. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 4 of this prospectus, and the risk factors identified in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus and any applicable prospectus supplement, before you invest in our common stock.
The shares of common stock offered by the selling shareholder hereunder are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank Insurance Fund or any other government agency or instrumentality.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 20, 2025.

This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
For investors outside of the United States, neither we nor the selling shareholder has done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling shareholder may, from time to time, offer and sell the shares of our common stock described in this prospectus and in any applicable prospectus supplement in one or more transactions. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before you invest.
You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor the selling shareholder has authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling shareholder takes any responsibility for, and we and the selling shareholder can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholder has authorized any other person to provide you with different or additional information, and none of us is making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since the date of such information.
Unless otherwise indicated or the context otherwise requires, in this prospectus, we use the terms “Valley,” the “Company,” “we,” “us,” and “our” to refer to Valley National Bancorp and its subsidiaries. References to “$” and “dollars” are to United States dollars.
This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with it. For further information about us, reference is made to the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains an internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC, including the registration statement of which this prospectus forms a part, at http://www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of or incorporated by reference in this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus and any accompanying prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “2024 Annual Report”);
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 8, 2025;
•our Current Reports on Form 8-K filed with the SEC on January 28, 2025, March 3, 2025, March 13, 2025 and May 16, 2025;
•the portions of the Definitive Proxy Statement for our 2025 Annual Meeting of Shareholders filed with the SEC on April 4, 2025 that are incorporated by reference into the 2024 Annual Report; and
•the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 9, 2018, and any amendment or report filed under the Exchange Act, for the purpose of updating such description, including Exhibit 4.D to the 2024 Annual Report.
We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus until we have terminated the offerings to which this prospectus relates. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC. Any such information so updated or replaced shall not be deemed, except as so updated or replaced, to constitute a part of this prospectus.
To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:
Valley National Bancorp
70 Speedwell Avenue
Morristown, New Jersey 07960
Attention: Shareholder Relations Department
Telephone: 973-305-3380

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any such prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions, and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs, any retaliatory actions, related market uncertainty, or other factors; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees, or clients caused by factors outside of our control, such as legislation and policy changes under the new U.S. presidential administration, geopolitical instabilities or events, natural and other disasters, including severe weather events, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation (FDIC) insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
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•a material change in our allowance for credit losses under the current expected credit losses methodology due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges, including our ability to stay current with rapid technological changes in the financial services industry;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement and in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2024 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations or otherwise, except as required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SUMMARY
This summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities offered by the selling shareholder, please read this entire prospectus and any applicable prospectus supplement, including the risk factors section and the documents incorporated or deemed incorporated by reference in this prospectus and any applicable prospectus supplement, before you decide to invest. See “Risk Factors,” “Where You Can Find More Information” and “Incorporation by Reference.” In addition, this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”
The Company
Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). At March 31, 2025, Valley had consolidated total assets of $61.9 billion, total net loans of $48.1 billion, total deposits of $50.0 billion and total shareholders’ equity of $7.5 billion.
Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”
Valley’s principal subsidiary, Valley National Bank (“VNB”), has been chartered as a national banking association under the laws of the United States since 1927. Valley, through VNB and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance, and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking, and venture banking, which we offer nationally.
VNB also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; ATMs; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit, and related products, and certain ancillary services, such as foreign exchange transactions, documentary collections, and foreign wire transfers.
In addition to VNB, Valley’s consolidated subsidiaries include, but are not limited to: an insurance agency offering property and casualty, life, and health insurance; an asset management adviser that is a registered investment adviser with the SEC; a registered securities broker-dealer with the SEC and member of the Financial Industry Regulatory Authority, which is also licensed as an insurance agency to provide life and health insurance; a title insurance agency in New York, which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment lending and other commercial equipment leases.
Valley’s common stock is traded on Nasdaq under the symbol “VLY.” Our principal executive offices are located at One Penn Plaza in New York, New York 10119, and our telephone number at that address is (973) 305-8800. Our website is located at https://www.valley.com. Information contained on or accessible through our website, other than documents that we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement, does not constitute part of this prospectus or any accompanying prospectus supplement.

The Leumi USA Acquisition
The Merger Agreement
On April 1, 2022, we completed the acquisition of Leumi USA pursuant to the merger agreement. Pursuant to the terms of the merger agreement, Merger Sub merged with and into Leumi USA, with Leumi USA remaining as the surviving entity (the “merger”), and immediately following the effective time of the merger and as part of a single integrated transaction, Leumi USA merged with and into Valley, with Valley remaining as the surviving entity (the “follow-on merger”). Immediately following the effective time of the follow-on merger, Leumi USA’s subsidiary bank, Bank Leumi USA, merged with and into VNB, with VNB as the surviving bank.
At the effective time of the merger, each share of common stock of Leumi USA outstanding immediately prior to such effective time (other than certain disregarded shares) was converted into the right to receive (1) 3.8025 shares of Valley common stock and (2) $5.08 in cash, resulting in the issuance by Valley of approximately 85 million shares of common stock. Based on the closing price of Valley common stock on March 31, 2022, the day prior to the closing of the Leumi USA acquisition, the aggregate value of the consideration delivered to holders of Leumi USA common stock in the merger was approximately $1.2 billion.
In addition, at the effective time of the merger, (a) each outstanding Leumi USA stock option held by an individual who was not actively employed by Leumi USA as of the date of the merger agreement fully vested and was converted into the right to receive cash equal to the excess of $56.34 over the applicable exercise price, without interest and net of any taxes required to be deducted or withheld under applicable law, and (2) each other outstanding Leumi USA stock option fully vested and was converted into a stock option to acquire shares of Valley common stock, with the number of shares underlying each such stock option and the applicable exercise price adjusted based on an exchange ratio of 4.225 shares of Valley common stock per share of Leumi USA common stock.
Pursuant to, and subject to the terms and conditions of, the merger agreement, Valley is required to file with the SEC a shelf registration statement to provide for the public resale of the shares of Valley common stock issued in the merger, other than such shares of Valley common stock beneficially owned by BLITA. Valley may, and has determined to, elect to register such shares of Valley common stock beneficially owned by BLITA on such shelf registration statement in satisfaction of Valley’s obligations pursuant to the investor rights agreement. Valley also is required to use reasonable best efforts to keep the shelf registration statement continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (i) the first anniversary of the effectiveness of the shelf registration statement and (ii) the date that all registrable securities (as determined in accordance with the merger agreement) are (A) disposed of pursuant to the shelf registration statement, (B) eligible for sale pursuant to Rule 144 or Rule 145 under the Securities Act, or (C) no longer outstanding.
Ancillary Agreements
In connection with the Leumi USA acquisition, on April 1, 2022, Valley and BLITA entered into the investor rights agreement, pursuant to which, among other things and subject to the terms and conditions set forth therein, BLITA has certain director designation rights, registration rights and preemptive rights, and is subject to certain standstill restrictions, voting obligations and restrictions on transfer of the shares of Valley common stock issued in the merger.
On April 1, 2022, Valley and BLITA also entered into a Business Cooperation Agreement (the “business cooperation agreement”), which provides for, among other things, an ongoing business relationship, which includes loan participations with BLITA.
See the section of this prospectus entitled “Investor Rights Agreement; Business Cooperation Agreement.”
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For more information regarding the terms of the merger agreement, the ancillary agreements, and the Leumi USA acquisition, see our Current Reports on Form 8-K filed with the SEC on September 27, 2021 and April 1, 2022, which are incorporated herein by reference.

THE OFFERING

Securities Offered by Selling Shareholder	Up to 72,861,862 shares of common stock, no par value
Terms of Offering	The selling shareholder will determine when and how to sell the shares of common stock offered hereby, as described in “Plan of Distribution.”
Use of Proceeds	We will not receive any proceeds from the resale of our common stock by the selling shareholder. See “Use of Proceeds.”
Ticker Symbol	Valley’s common stock is traded on Nasdaq under the symbol “VLY.”

You should carefully consider all of the information in this prospectus and any applicable prospectus supplement. In particular, you should evaluate the information under the heading “Risk Factors” for a discussion of risks associated with an investment in our common stock.
For more complete information about our common stock, see “Description of Common Stock.”

RISK FACTORS
An investment in our common stock is subject to certain risks and uncertainties. Before you decide to invest in our common stock, you should consider the risk factors below as well as the risk factors described in Part I, Item 1A of the 2024 Annual Report as they may be supplemented by other documents incorporated by reference in this prospectus and in any applicable prospectus supplement or free writing prospectus. Please refer to “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be adversely affected. If this were to happen, the trading price of our common stock could decline significantly, and you could lose all or part of your investment. This prospectus is qualified in its entirety by those risk factors.
Risks Related to an Investment in Our Common Stock

General market conditions and unpredictable factors could adversely affect market prices for shares of our common stock.

Future trading performance of our common stock will depend on many factors, including:

•our operating performance, financial condition, and prospects, or the operating performance, financial condition, and prospects of our competitors;
•our creditworthiness;
•the ratings given to our securities by credit-rating agencies;
•prevailing interest rates;
•economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and
•the market for similar securities.

Accordingly, shares of our common stock may trade at a discount to the price per share paid for such shares.

Future offerings of common stock, preferred stock, debt or other securities may adversely affect the market price of our stock.

In the future, we may increase our capital resources or, if our or VNB’s actual or projected capital ratios fall below or near the current (Basel III) regulatory required minimums, we or VNB could be forced to raise additional capital by making additional offerings of common stock, preferred stock or debt securities. Additional equity offerings may reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. We also regularly evaluate opportunities to acquire other financial institutions. Future mergers or acquisitions involving cash, debt, or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of our tangible book value per share of common stock may occur in connection with any future acquisitions.

The market price for our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. Actual or anticipated issuances or sales of substantial additional amounts of our common stock as part of or following the Offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future on favorable terms, or at all. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Shares of our common stock are subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and as such, will rank junior to all indebtedness and other non-equity claims, including our outstanding subordinated debt, on Valley with respect to assets available to satisfy claims on Valley, including claims in the event of the liquidation of Valley. Our existing and future indebtedness may restrict payment of dividends on shares of our common stock. As of March 31, 2025, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $797.9 million. In addition, shares of our common stock will be subordinated to all existing and future liabilities and obligations of our subsidiaries as our right to participate in any distribution of assets of any of our subsidiaries, including upon the subsidiaries’ liquidation, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that any of our claims as a creditor of such subsidiaries may be recognized.

We are a holding company and depend on our subsidiaries for payments of dividends on our common stock.

We are a separate and distinct legal entity from VNB and our other subsidiaries. Our principal source of funds to make payments on our common stock is dividends and other distributions from VNB and its non-banking subsidiaries. In particular, VNB and VNB’s subsidiaries represented nearly 100% of our consolidated assets as of March 31, 2025.

Our ability to receive dividends and other distributions from VNB as a source of funds is contingent on a number of factors including VNB’s ability to meet applicable regulatory capital requirements and VNB’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that VNB may pay to us without regulatory approval. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, VNB may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by VNB in the year exceeds the sum of VNB’s net income for the year to date and retained net income for the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of March 31, 2025, VNB could pay dividends totaling approximately $292.5 million to us, without obtaining the approval of the OCC.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of VNB, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if VNB were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

Because we are a holding company, our rights to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary.

We may reduce or eliminate the cash dividend on our common stock, which could adversely affect the market price of our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. We are not required to continue our historical practice of declaring dividends on our common stock and may reduce or eliminate our common stock cash dividend in the future depending upon our results of operations, financial condition or other metrics. This reduction or elimination of our dividend could adversely affect the market price of our common stock.

Ownership of our common stock may require regulatory approval or result in adverse regulatory consequences.

We are a bank holding company regulated by the Federal Reserve. Any “company” as defined in the Holding Company Act owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Holding Company Act. A holder or group of holders acting in concert may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. A company determined to control us under the Holding Company Act will be subject to ongoing regulation and supervision.

In addition, no person, including individuals or groups of individuals acting in concert may acquire “control” of us under the Change in Bank Control Act (“CBC Act”) without providing prior notice to the Federal Reserve and receiving a nonobjection from the Federal Reserve.

Further, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under the Holding Company Act or the CBC Act. For example, any bank holding company or foreign bank that is subject to the Holding Company Act may need approval to acquire or retain more than 5% of the then outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Holding Company Act or the CBC Act.

Under either the Holding Company Act or the CBC Act, a regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Certain provisions of our Restated Certificate of Incorporation and By-laws and New Jersey law could have anti-takeover effects.

Our Restated Certificate of Incorporation and By-laws include certain provisions that could delay a takeover or change in control of us, even if such takeover could be beneficial to some of our shareholders, including: the exclusive right of our board to fill any director vacancy; advance notice requirements for shareholder proposals and director nominations; and provisions limiting the shareholders’ ability to call special meetings of shareholders or to take action by written consent. Furthermore, Sections 10A-1 through 10A-6 of the New Jersey Business Corporation Act, known as the New Jersey Shareholders Protection Act, apply to us. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date and a subsequent business combination is approved by the independent directors and a majority of the holders of a majority of the voting stock not beneficially owned by such interested shareholder. See below under “Description of Common Stock—Certain Anti-Takeover Provisions” for additional information.

USE OF PROCEEDS
We will not receive any proceeds from the resale of our common stock by the selling shareholder. All proceeds from the sale of our common stock pursuant to this prospectus will be for the account of the selling shareholder.

INVESTOR RIGHTS AGREEMENT; BUSINESS COOPERATION AGREEMENT
The following description of the investor rights agreement and the business cooperation agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the agreements, which are included as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference. See “Where You Can Find More Information.”
Investor Rights Agreement
In connection with the Leumi USA acquisition, on April 1, 2022, Valley and BLITA entered into the investor rights agreement, pursuant to which, among other things, in accordance with the terms and subject to the conditions set forth therein, (i) for so long as BLITA holds a number of shares of Valley common stock greater than or equal to 63,282,145 shares of Valley common stock (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares) (the “share ownership threshold”), BLITA will have the right to designate two directors to each of the board of directors of Valley (the “Valley board”) and the board of directors of VNB (the “VNB board” and collectively with the Valley board, the “Valley boards”) and (ii) for so long as BLITA holds a number of shares of Valley common stock greater than or equal to 25,312,858 shares of Valley common stock (as adjusted for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, exchange or similar reorganization of shares), BLITA will have the right to designate one director to each of the Valley boards. BLITA’s director designees must meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Valley board applicable generally to members of the Valley board and Valley board nominees and be approved by the Nominating and Corporate Governance Committee of the Valley board. In addition, for so long as at least one BLITA designee is serving on the Valley boards, one BLITA designee will be entitled to serve on the Executive Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Investment Committee of the Valley board or the VNB board, as applicable.
The investor rights agreement also provides that, from the closing of the merger until the earlier of (i) the first date on which the number of shares of Valley common stock owned by BLITA is less than the share ownership threshold and (ii) BLITA’s exercise of its right to terminate the lock-up period (as defined below) if Valley increases the size of the Valley board to more than 14 directors, at any time at which an individual designated by BLITA is serving as a member of the Valley board and the VNB board, BLITA will be entitled to designate one individual to be a nonvoting observer on the Valley board and the VNB board. BLITA’s observer designees will be required to meet the eligibility criteria described above for director designees.
Under the investor rights agreement, BLITA is restricted from transferring shares of Valley common stock issued in the merger (“locked-up shares”) (other than specified permitted transfers or transfers pursuant to certain Valley capital raising issuances) for a period of four years following the completion of the merger (the “lock-up period”), with 25% of the locked-up shares being released on each anniversary of the closing of the merger. BLITA will have the right to terminate the lock-up period if Valley increases the size of the Valley board to more than 14 directors.
Subject to certain exceptions, during such period as BLITA is entitled to designate a director to the Valley board, (i) with respect to certain specified matters, BLITA will vote its shares of Valley common stock in accordance with the recommendation of the Valley board and (ii) BLITA is subject to certain standstill restrictions.
The investor rights agreement further provides that BLITA is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to its registrable securities (as provided in the investor rights agreement), subject to customary limitations (including with respect to minimum offering size and maximum number of demands and underwritten shelf takedowns within certain periods).

The investor rights agreement also entitles BLITA to certain preemptive rights with respect to certain issuances by Valley of Valley common stock, and contains additional covenants of the parties, including with respect to cooperation regarding regulatory matters, mutual employee non-solicitation restrictions and restrictions with respect to BLITA engaging in certain activities of the Leumi USA business acquired by Valley.
Business Cooperation Agreement
In connection with the Leumi USA acquisition, on April 1, 2022, Valley and BLITA entered into the business cooperation agreement, which provides for, among other things, an ongoing business relationship, which includes loan participations with BLITA, and sets forth certain agreements relating to service levels for referred customers.

SELLING SHAREHOLDER
The selling shareholder may from time to time, in one or more offerings, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus, which we are registering for resale by it in accordance with the terms of the merger agreement and the investor rights agreement, as applicable.
The table below sets forth, as of the date of this prospectus, the number of shares of common stock that the selling shareholder may offer pursuant to this prospectus. Except as described in this prospectus (including under the heading “Investor Rights Agreement; Business Cooperation Agreement”), in any applicable prospectus supplement or free writing prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus and any applicable prospectus supplement, the selling shareholder does not have, and within the past three years has not had, any material relationship with us or any of our predecessors (other than Leumi USA) or affiliates, and we are advised by the selling shareholder that the selling shareholder is not and was not affiliated with registered broker-dealers. We have prepared this information and the following table based on information given to us by, or on behalf of, the selling shareholder on or before the date of this prospectus. We have not independently verified this information. Information about the selling shareholder may change over time. As used in this prospectus, unless otherwise noted or the context otherwise requires, the term “selling shareholder” includes the selling shareholder listed below and its permitted transferees, pledgees, assignees, transferees, donees, and successors-in-interest and any other person named as a selling shareholder in any applicable prospectus supplement. We may amend or supplement this prospectus from time to time in the future to update or change information about the selling shareholder to identify any permitted transferees, pledgees, assignees, transferees, donees, and successors-in-interest of our common stock. The registration of the common stock does not necessarily mean that the selling shareholder will sell all or any of the common stock it owns pursuant to this prospectus. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the selling shareholder provided the information set forth on the table below.

Name of Beneficial Owner (2)	Common Stock Owned Prior to this Offering			Common Stock Owned After this Offering (1)
	Number of Shares (3)	Percentage of Class Beneficially Owned (4)	Total Number of Shares Being Registered	Number of Shares	Percentage of Class Beneficially Owned
Bank Leumi le-Israel, B.M.	72,861,862	13.0%	72,861,862	—	—

(1)    Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder.
(2)    The relationship between Valley and BLITA is governed by the investor rights agreement and the business cooperation agreement, which are included as Exhibit 4.2 and Exhibit 99.1, respectively, to the registration statement of which this prospectus forms a part. BLITA in its capacity as a former holder of Leumi USA common stock, is a third-party beneficiary of certain specified provisions of the merger agreement, as set forth in the merger agreement, which is included as Exhibit 2.1 to the registration statement of which this prospectus forms a part.
(3)        Reflects (i) 70,092,905 shares of Valley common stock issued to BLITA pursuant to the merger agreement in respect of 18,433,374 shares of Leumi USA common stock beneficially owned by BLITA as of immediately prior to the effective time of the merger, plus (ii) 1,768,957 additional shares of Valley common stock issued to BLITA as a result of the assignment to BLITA by Luxinvest S.A. of the right to receive the equity consideration payable in respect of 465,209 shares of Leumi USA common stock beneficially owned by Luxinvest S.A. as of immediately prior to the effective time of the merger, plus (iii) 1,000,000 shares of Valley common stock purchased in a public offering of Valley common stock in November 2024. See “Investor Rights Agreement; Business Cooperation Agreement” in this prospectus for a description of material relationships between BLITA and Valley.
(4)        For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 560,341,218 shares of our common stock outstanding as of May 5, 2025.

DESCRIPTION OF COMMON STOCK
The following is a summary of the material terms and provisions of our common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, which we refer to as our “Certificate of Incorporation,” our By-laws and the applicable provisions of the New Jersey Business Corporation Act (“NJBCA”) and federal law governing bank holding companies.
Description of Common Stock
Authorized Common Stock. Under our Certificate of Incorporation, we have authority to issue up to 650,000,000 shares of common stock, no par value. The outstanding shares of our common stock are fully paid and nonassessable.
Voting Rights. At meetings of shareholders, holders of common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares represented in person or by proxy. Except as otherwise provided in our Certificate of Incorporation, our By-laws or the NJBCA, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of common stock at a duly organized meeting of shareholders at which a quorum is present.
Dividend Rights. Subject to the rights of holders of preferred stock as set forth in the Certificate of Incorporation, if any, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors of Valley in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights. Subject to the rights of holders of preferred stock as set forth in the Certificate of Incorporation, if any, holders of common stock are entitled to share equally and ratably in assets legally available for distribution after payment of debts and liabilities, in the event of the dissolution, liquidation or winding up of Valley.
No Redemption Rights. The common stock is not redeemable at the option of Valley or holders thereof.
Other Rights and Preferences. The common stock does not carry preemptive rights, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The rights and preferences of holders of the common stock are subject to the rights of any series of preferred stock that Valley may issue.
Listing. The common stock is listed on Nasdaq under the symbol “VLY”.
Certain Anti-Takeover Provisions
Potential Issuances of our Common Stock or Preferred Stock. Our Certificate of Incorporation authorizes us to issue 650,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of March 31, 2025, there were 560,028,101 shares of our common stock, 4,600,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, 4,000,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, and 6,000,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, outstanding. The rights of holders of our common stock may be affected by the future issuance of our common or preferred stock.
Advance Notice Provisions for Shareholder Nominations at Annual Meetings. Our By-laws provide that any shareholder who is a shareholder of record on the date of the giving of notice, as described below, and on the record date for the applicable meeting, may nominate directors by providing written notice to the secretary not later than 120 days nor earlier than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, provided that in the event that the annual meeting is not called for a date that is within 30 days of such anniversary date (or if a special meeting is called for the purpose of the election of directors), notice must be received by the Secretary not later than close of business on the 10th day following the day on which such notice of the date of the annual or special meeting is first publicly announced or disclosed. The written notice must contain certain information enumerated in the our By-laws about the nominee and the shareholder making the proposal, including, among other things, the nominee’s name, age, home and business address, principal occupation, shares of our common stock beneficially owned as of the date of the nomination, and any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required pursuant to SEC rules and regulations.
Shareholder proposals intended for inclusion in our proxy materials and presentation at the annual meeting of shareholders must comply with respect to time of submission, contents, and otherwise with Rule 14a-8 of the Exchange Act.
Advance Notice Provisions for Shareholder Proposals. Our By-Laws permit shareholders to propose new business only at special meetings of the shareholders called for such purpose.
The notice must contain, among other things, certain information enumerated in our By-laws about the proposing shareholder, a brief description of the business proposed, and an affidavit stating the number of shares owned and agreeing to continue to own such shares through the record date for the special meeting and to update and supplement such affidavit as required by our By-laws. Our By-laws further require that such notice be dated and delivered to the secretary within 60 days of the earliest dated of such requests.
Provisions Relating to the Election of the Board of Directors. Directors are elected by the shareholders at each annual meeting and hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon.
The investor rights agreement provides that, (i) for so long as BLITA holds a number of shares of our common stock greater than or equal to 12.5% of the shares of our common stock issued and outstanding as of immediately following (and giving effect to) the merger, BLITA has the right to designate two directors to the Valley board of directors and (ii) for so long as BLITA holds a number of shares of our common stock greater than or equal to 5% of the shares of our common stock issued and outstanding as of immediately following (and giving effect to) the merger, BLITA has the right to designate one director to the Valley board of directors.
Director Vacancies. Our By-laws provide that any vacancy on the board of directors, including resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors. Section 6-5 of the NJBCA provides that any vacancy may be filled by the majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director, and that a director so elected will hold office until the next annual shareholders’ meeting and until his successor is elected and qualified.
Amendment to Certificate of Incorporation. Section 9-2 of the NJBCA provides that a corporation’s certificate of incorporation may be amended or changed by approval of the board of directors and the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon, and in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.
Amendment to By-laws. Our By-laws provide that they may be amended, altered, or repealed by our shareholders or the board of directors, and that any by-law adopted, amended or repealed by our shareholders may be adopted, amended or repealed by the board of directors, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it. Section 2-9 of the NJBCA provides that a board of directors may make, alter, and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board may be altered or repealed, and new by-laws made, by the shareholders and that shareholders may prescribe that any by-law made by them cannot be altered or repealed by the board of directors.

Special Meetings of Shareholders. Our By-laws provide that special meetings of shareholders may be called by the chairman of the Valley board of directors, president, chief executive officer or by the majority of the Valley board of directors, and may be called by the secretary upon written request of the holders of not less than 25% of the outstanding shares of our common stock that have been held for at least one year prior to the date of the request and continue to hold such shares through the record date.
Shareholder Action by Written Consent. Our By-laws and Certificate of Incorporation do not address whether shareholders have the ability to act by written consent.
Pursuant to Section 5-6 of the NJBCA, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing, except for approvals of a merger, or, other than the annual election of directors, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.
Anti-Takeover Effect of NJBCA. Sections 10A-1 through 10A-6 of the NJBCA, known as the New Jersey Shareholders Protection Act, limit certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under the NJBCA with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless (a) the corporation’s board of directors approved the business combination prior to the shareholder becoming an interested shareholder or (b) (i) the corporation’s board of directors approved the transaction or series of transactions causing the shareholder to become an interested shareholder prior to the shareholder becoming an interested shareholder and (ii) the subsequent business combination is approved by (A) independent directors and (B) the holders of a majority of the voting stock of the corporation not beneficially owned by such interested shareholder. These provisions of the New Jersey Shareholders Protection Act do not apply to a business combination that is approved by the board of directors of that resident domestic corporation prior to that interested shareholder’s stock acquisition date or the transaction or where the series of related transactions which caused the person to become an interested shareholder was approved by the board of directors prior to the stock acquisition date and any subsequent business combinations are approved by the board of directors, provided that such directors are not affiliated with the interested shareholder. Pursuant to Section 10A-5 of the NJBCA, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to us.
Section 6-1 of the NJBCA provides that in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider any of the following: (i) the effects of the action on the corporation’s employees, suppliers, creditors and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Section 6-1 of the NJBCA further provides that, if on the basis of the factors described above, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors will have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

PLAN OF DISTRIBUTION
The selling shareholder will act independently of Valley in making decisions with respect to the timing, manner, and size of each and any sale. Subject to the terms and restrictions set forth under applicable law and, to the extent applicable, the merger agreement and investor rights agreement, the selling shareholder may, from time to time, offer and sell any or all of the shares of our common stock beneficially owned by them covered by this prospectus. the selling shareholder will be responsible for any commissions charged by broker-dealers or agents or underwriting discounts in connection with any such offer and sale. The shares of our common stock may be sold in one or more transactions at fixed prices or prices subject to change, at prices related to prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.
The selling shareholder may use any one or more of the following methods when selling shares:
•through underwriters, brokers or dealers or agents (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;
•in one or more underwritten offerings on a firm commitment or best efforts basis;
•through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through brokers or dealers, who may act as agents or principals;
•on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;
•in the over-the-counter market;
•in private transactions other than exchange or quotation service transactions;
•through short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;
•in hedging transactions, including, but not limited to:
•transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;
•options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or
•loans or pledges of shares for any loan or obligation, including pledges to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;
•through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;
•through offerings directly to one or more purchasers, including institutional investors;
•through distributions or transfers to their respective members, partners or shareholders;
•through ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•in “at the market” offerings as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices,

including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•through a combination of any such methods of sale; or
•through any other method permitted under applicable law.
To the extent required by applicable law or regulation, the number of shares our common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any underwriter, agent or dealer, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Additionally, the selling shareholder may resell all or a portion of its shares in private transactions or in reliance upon Rule 144 under the Securities Act, rather than pursuant to this prospectus.
The selling shareholder may, from time to time, subject to the restrictions set forth in the investor rights agreement, pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus or under an amendment or supplement to this prospectus naming the pledgees, transferees or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the shares in other circumstances, subject to the restrictions set forth in the investor rights agreement, in which case the pledgees, assignees, permitted transferees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholder may elect to make an in-kind distribution of the securities to its shareholders, members, or partners pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such shareholders, members or partners are not affiliates of ours, such shareholders, members or partners would thereby receive freely tradable securities pursuant to the distribution through a registration statement.
In connection with the sale of the registrable securities, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Any such transactions will be subject to the restrictions set forth in the investor rights agreement.
The aggregate proceeds to the selling shareholder from the sale of the registrable securities offered by it will be the purchase price of the shares of our common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents.
The selling shareholder may be deemed to be a statutory underwriter under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the registrable securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the registrable securities as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling shareholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the registrable securities for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.
Underwriters, brokers, dealers, and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.
Underwriters, brokers, dealers, and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities but are not obligated to do so and may cease to do so at any time.
There can be no assurance that the selling shareholder will sell any or all of the securities covered by this prospectus.
In order to comply with the securities laws of some states, if applicable, shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholder and its affiliates. The foregoing may affect the marketability of our common stock.
We have agreed to indemnify BLITA and its affiliates and their respective officers, directors, employees, accountants, attorneys, and agents and each person who “controls” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) BLITA or such other indemnified person and the officers, directors, employees, accountants, attorneys, and agents of each such controlling person against certain liabilities, including some liabilities under the Securities Act, in accordance with the investor rights agreement. BLITA has agreed to indemnify us and our affiliates and our and their respective officers, directors, employees, accountants, attorneys, and agents and each person who “controls” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) us or such other indemnified person and the officers, directors, employees, accountants, attorneys, and agents of each such controlling person against certain liabilities, including liabilities under the Securities Act, in accordance with the investor rights agreement (but only to the extent such liabilities arise out of or result from an untrue statement or omission that is in reliance upon and in conformity with information furnished to us by BLITA).

LEGAL MATTERS
The validity of the shares of our common stock offered by this prospectus will be passed upon for Valley by Gary G. Michael, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company.
Mr. Michael beneficially owns, directly or indirectly, or has the right to acquire, an aggregate of less than 0.1% of our common stock outstanding.
Any underwriters, brokers, dealers or agents will be advised about the validity of the shares of our common stock offered by this prospectus and other legal matters by their own counsel.
EXPERTS
The consolidated financial statements of Valley National Bancorp as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution
The following table sets forth all fees and expenses payable by the registrant expected to be incurred in connection with the sale of the securities being registered hereby. None of the below expenses will be paid by the selling shareholder. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$101,177.22
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous	$	*
Total	$	*
*    These fees and expenses depend on the number of offerings and amount of securities offered and accordingly cannot be estimated at this time.
Item 15.    Indemnification of Directors and Officers
The following is a summary of the statutory, charter and bylaw provisions or other arrangements under which Valley’s directors and officers are insured or indemnified against liability in their capacities as such. Valley is incorporated in New Jersey. The following is only a general summary of certain aspects of New Jersey law and the Certificate of Incorporation, in each case dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NJBCA and Article VI and Article VII of the Certificate of Incorporation.
Indemnification. Article VI of the Certificate of Incorporation provides that Valley shall indemnify its officers, directors, employees, and agents, and persons serving at its request as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA. Article VI also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and empowers Valley to purchase insurance on behalf of any of the persons above against any liability asserted against such person in any such capacity, arising out of such person’s status as such, whether or not Valley would have the power to indemnify such person under the provisions of Article VI.
The NJBCA empowers a New Jersey corporation to indemnify a “corporate agent” against the corporate agent’s expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of the corporate agent being or having been a corporate agent if (a) the agent acted in good faith and in a manner the agent reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe the agent’s conduct was unlawful. For purposes of the NJBCA, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, employee or agent.
With respect to any derivative action, the corporation is empowered under the NJBCA to indemnify a corporate agent against the agent’s expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent’s being or having been a corporate agent if the agent acted in good faith and in a manner the agent reasonably believed to be in or not opposed to the best interests of the corporation. However, only the New Jersey Superior Court or the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.
Under the NJBCA, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, the corporation may indemnify a corporate agent in a specific case (unless ordered by a court with respect to a derivative action) only if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders. The Certificate of Incorporation and By-laws do not provide otherwise.
In addition to the permissive indemnification discussed above, the NJBCA provides that a corporation is required to indemnify a corporate agent to the extent such corporate agent has been successful on the merits or otherwise in any proceeding or in defense of any claim, issue or matter therein.
Under the NJBCA, expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that the corporate agent is not entitled to be indemnified as provided in the NJBCA.
If a corporation has failed or refused to indemnify a corporate agent as required or permitted under the NJBCA, the agent may apply to a court to grant the requested indemnification. The court may award indemnification to the extent permitted under the NJBCA and must award indemnification to the extent required under the NJBCA, and may allow reasonable expenses to the extent permitted under the NJBCA, if the court finds that the corporate agent has in pleadings or during the course of the proceeding raised genuine issues of fact or law.
The NJBCA further provides that the indemnification and advancement of expenses described above shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that No indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that the corporate agent’s acts or omissions (a) were in breach of the duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit. As defined in the NJBCA, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such person has a material conflict of interest.
Under the NJBCA, a New Jersey corporation also has the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against the agent by reason of the agent’s being or having been a corporate agent, whether or not the corporation would have the power to indemnify the agent against such expenses and liabilities under the NJBCA. As permitted under the NJBCA and Article VI of the Certificate of Incorporation, Valley maintains directors’ and officers’ liability insurance on behalf of its directors and officers.
Exculpation. Article VII of the Certificate of Incorporation provides that a director or officer of Valley shall not be personally liable to Valley or its shareholders for damages for breach of any duty owed to Valley or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to Valley or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Article VII further provides that if the NJBCA is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of Valley shall be eliminated or limited to the fullest extent permitted by the NJBCA as amended. The NJBCA has not been amended to authorize corporate action to further eliminate or limit personal liability of directors and officers.
Under Article VII of the Certificate of Incorporation, any repeal or modification of the foregoing paragraph by Valley shareholders or otherwise shall not adversely affect any right or protection of a director or officer of Valley existing at the time of such repeal or modification.

Item 16.    Exhibits

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated as of September 22, 2021, by and among Bank Leumi Le-Israel Corporation, Valley National Bancorp and Volcano Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to Valley National Bancorp’s Current Report on Form 8-K filed on September 27, 2021.

3.1	Restated Certificate of Incorporation of Valley National Bancorp, incorporated by reference to Exhibit 3.1 to Valley National Bancorp’s Quarterly Report on Form 10-Q filed on August 7, 2020.
3.2
Certificate of Amendment to the Restated Certificate of Incorporation of Valley National Bancorp, incorporated by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on August 5, 2024.

3.3	By-laws of Valley National Bancorp, as amended and restated, incorporated by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on October 24, 2018.
4.1	Description of Valley National Bancorp’s Securities, incorporated by reference to Exhibit 4.D to Valley National Bancorp’s Annual Report on Form 10-K filed on February 28, 2025.
4.2
Investor Rights Agreement, dated as of April 1, 2022, by and between Valley National Bancorp and Bank Leumi Le-Israel B.M., incorporated by reference to Exhibit 10.1 to Valley National Bancorp’s Current Report on Form 8-K filed on April 1, 2022.

5.1	Opinion of Gary G. Michael.
23.1	Consent of KPMG LLP.
23.2	Consent of Gary G. Michael (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1
Business Cooperation Agreement, dated as of April 1, 2022, by and between Valley National Bancorp and Bank Leumi Le-Israel B.M., incorporated by reference to Exhibit 99.1 to Valley National Bancorp’s Registration Statement on Form S-3 filed on April 1, 2022.

107	Filing Fee Table.
* To be filed, if applicable, by amendment or as an exhibit to a Current Report on Form 8-K to be incorporated by reference herein in connection with an applicable underwritten offering of securities registered hereunder.
Item 17.    Undertakings
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however; that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morristown, State of New Jersey, on the 20th day of May, 2025.

VALLEY NATIONAL BANCORP
By:	/s/ Gary G. Michael
Name:	Gary G. Michael
Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira Robbins, Travis Lan, and Gary G. Michael as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in one or more counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ira Robbins	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2025
Ira Robbins
/s/ Travis Lan	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 20, 2025
Travis Lan
/s/ Mitchell L. Crandell	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 20, 2025
Mitchell L. Crandell
/s/ Eric P. Edelstein	Director	May 20, 2025
Eric P. Edelstein
/s/ Eyal Efrat	Director	May 20, 2025
Eyal Efrat
/s/ Peter V. Maio	Director	May 20, 2025
Peter V. Maio
/s/ Kathleen C. Perrott	Director	May 20, 2025
Kathleen C. Perrott
/s/ Nitzan Sandor	Director	May 20, 2025
Nitzan Sandor
/s/ Suresh L. Sani	Director	May 20, 2025
Suresh L. Sani
/s/ Lisa J. Schultz	Director	May 20, 2025
Lisa J. Schultz
/s/ Jennifer W. Steans	Director	May 20, 2025
Jennifer W. Steans
/s/ Jeffrey S. Wilks	Director	May 20, 2025
Jeffrey S. Wilks
/s/ Dr. Sidney S. Williams, Jr.	Director	May 20, 2025
Dr. Sidney S. Williams, Jr.